Exhibit 99.1

RUBICON TECHNOLOGY, INC. REPORTS FOURTH QUARTER

2011 RESULTS OF OPERATIONS

Bensenville, Ill – February 23, 2012— Rubicon Technology, Inc. (NASDAQ:RBCN), a leading provider of sapphire substrates and products to the LED, RFIC, semiconductor, and optical industries, today reported financial results for its fourth quarter ended December 31, 2011.

The Company reported fourth quarter revenue of $19.4 million, which was slightly below the range of management’s November guidance. Revenue decreased both year-over-year and sequentially, largely as a result of weak demand from the LED market due to excess inventory in the LED supply chain. Gross margin in the fourth quarter was 12.1 percent, which was impacted by reductions in pricing and by lower utilization of the Company’s fabrication and polishing operations. The Company recorded an operating loss of $0.7 million, offset by a reduction of the full year tax rate to 30.3 percent, resulting in fourth-quarter earnings of $0.04 per diluted share.

Raja Parvez, President and CEO of Rubicon Technologies, commented, “Market conditions were very challenging in the fourth quarter. Demand was limited, for both sapphire wafers and cores, because of excess inventory in the LED supply chain. We are now beginning to see some improvement, however, with orders for two through four inch cores increasing in the first quarter. We have continued to maintain high utilization of our crystal growth facilities throughout this slowdown because we are confident that demand will be strong in the second half of 2012. The LED industry’s largest potential market, general lighting, is in its infancy, and the more established markets for LEDs such as consumer electronics and the automotive industry have plenty of growth opportunities as well.”

The Company previously disclosed that it signed a new agreement with its key customer for six inch polished wafers which outlines a base level of shipments from June through December 2012. The Company’s previous agreement with this customer expired in December 2011. Due to the challenging market conditions, the Company gave certain concessions to this customer in the fourth quarter by reducing the volumes and pricing requirements under the previous contract. The Company also provided accommodations to certain other key customers of its two through four inch cores and consequently wrote off $1.7 million of accounts receivable in the fourth quarter.

“We have worked very closely with our major customers to help them through this challenging period and to ensure that our relationships remain strong and mutually beneficial,” Mr. Parvez continued. “We are pleased to have signed a 2012 contract with our foremost large-diameter substrate customer. The use of large diameter sapphire substrates is expected to grow significantly in coming years as LED chip manufacturers continue to look for ways to drive greater efficiency throughout the supply chain. As the most experienced and reliable supplier of large-diameter sapphire substrates, Rubicon is well positioned to benefit from this trend.”

“We are moving steadily forward on the initiatives that will further extend our cost leadership,” Mr. Parvez continued. “We are increasing our vertical integration by deploying our internally developed raw material processing capability, which we expect will decrease our raw material costs by at least 20 percent when fully implemented. We are relocating much of our slicing and polishing capacity in Illinois to our new facility in Malaysia which will be our primary finishing location as the market improves and will provide state-of-the-art capability in a low-cost environment.”

The Company ended the fourth quarter with $55.0 million in cash and short-term investments and no debt.

First Quarter 2012 Guidance

Commenting on the outlook for the first quarter of 2012, Mr. Parvez said, “We are seeing signs of improvement in the LED market in the first quarter. Orders for two-inch through four-inch cores have begun to recover somewhat but, given that it is early in the recovery, prices remain low. Our LED customers have substantial inventory of 6 inch polished wafers, and we expect few orders from that market segment in the quarter. In the Silicon on Sapphire (SoS) market, demand for large-diameter wafers continues to grow, but this is a smaller market. As a result, we expect that total revenue for the first quarter of 2012 will be between $8 and $12 million. At this level of revenue, and with further reduced utilization in our fabrication and polishing operations this quarter, we anticipate a loss of between $0.10 and $0.14 per share in the first quarter. I believe that as pricing and utilization improve we will gradually move back to our targeted gross margin of over 40 percent.”

“We expect capacity utilization among the LED chip makers to continue to improve throughout the first half of this year,” Mr. Parvez said. “Looking beyond the first half of 2012, the outlook for sapphire substrates is for very strong growth, as LEDs gain momentum in the general lighting market, where LED penetration presently is only in the single digits, and as LED penetration into the auto market continues and the backlighting market strengthens. Rubicon continues to be the market leader in terms of capability and cost, and we are well positioned for the market rebound,” he concluded.

Conference Call Details

Rubicon will host a conference call at 5:00 p.m. Eastern time on February 23, 2012 to review the fourth quarter 2011 results and the first quarter 2012 outlook. The conference call will be available to the public through a live audio web broadcast via the Internet. Log on through the Investor Relations section of Rubicon’s website at http://www.rubicon-es2.com/index.html. An audio replay of the call will be available approximately two hours after the conclusion of the call. The audio replay will remain available until 11:59 p.m. Eastern time on March 1, 2012, and can be accessed by dialing (888) 286-8010 or (617) 801-6888 (international). Callers should reference conference ID 26365848. The webcast will be archived on the Company’s website.

About Rubicon Technology, Inc.

Rubicon Technology, Inc. is an advanced electronic materials provider that is engaged in developing, manufacturing and selling monocrystalline sapphire and other crystalline products for light-emitting diodes (LEDs), radio frequency integrated circuits (RFICs), blue laser diodes, optoelectronics and other optical applications. The Company applies its proprietary crystal growth technology to produce very high-quality sapphire in a form that allows for volume production of various sizes and orientations of substrates and windows. Rubicon is a vertically-integrated manufacturer with capabilities in crystal growth, high precision core drilling, wafer slicing, surface lapping, large-diameter polishing and wafer cleaning processes, which the Company employs to convert the bulk crystal into products with the quality and precision specified by its customers. The Company is the world leader in larger diameter sapphire products to support next-generation LED, RFIC and optical window applications.

Further information is available at http://www.rubicon-es2.com.

Forward-Looking Statements

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the fourth quarter of 2011, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by us. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include managing the expansion of our manufacturing capacity, market acceptance of LED lighting, our ability to adapt to future changes in the LED industry, our successful development and market acceptance of RFIC and other new products, changes in the average selling prices of sapphire products, dependence on key customers, potential disruptions in our supply of electricity, changes in our product mix, our ability to protect our intellectual property rights, the competitive environment, the availability and cost of raw materials, the cost of compliance with environmental standards, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations and other risks and uncertainties described in the company’s most recent Form 10-K and other filings with the Securities and Exchange Commission. For these reasons, readers are cautioned not to place undue reliance on the company’s forward-looking statements. Any forward-looking statement that the company makes speaks only as of the date of such statement, and the company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Rubicon Technology, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2011 (unaudited)	December 31, 2010 (audited)
Assets
Cash and cash equivalents	$4,290	$16,073
Restricted cash	189	533
Short-term investments	50,528	66,131
Accounts receivable	32,644	18,676
Inventories	22,823	11,135
Other current assets	22,104	8,624
Deferred tax assets	3,078	—

Total current assets	135,656	121,172
Property and equipment, net	120,931	82,511
Investments	2,000	2,000
Other assets	1,365	1,059

Total assets	$259,952	$206,742

Liabilities and Stockholders’ Equity
Accounts payable	$12,831	$9,255
Accrued and other current liabilities	3,769	5,393

Total current liabilities	16,600	14,648

Deferred tax liability	15,121	—

Total liabilities	31,721	14,648

Stockholders’ equity	228,231	192,094

Total liabilities and stockholders’ equity	$259,952	$206,742

Rubicon Technology, Inc.

Condensed Consolidated Statements of Operations (unaudited)

(in thousands except share and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
Revenue	$19,365	$29,537	$134,000	$77,362
Cost of goods sold	17,026	10,857	64,365	36,205

Gross profit	2,339	18,680	69,635	41,157

General and administrative expenses	2,108	2,965	11,336	9,883
Sales and marketing expenses	374	375	1,658	1,267
Research and development expenses	503	373	1,806	1,079
Loss (gain) on disposal of assets	77	(100)	84	234

Total operating expenses	3,062	3,613	14,884	12,463

Income (loss) from operations	(723)	15,067	54,751	28,694

Other (expense) income:
Interest income and other (expense) income, net	(153)	214	(118)	346

Income (loss) before income taxes	(876)	15,281	54,633	29,040
Income tax benefit (expense)	1,737	71	(16,574)	71

Net income	$861	$15,352	$38,059	$29,111

Net income per common share:
Basic	$0.04	$0.67	$1.67	$1.34
Diluted	$0.04	$0.64	$1.61	$1.28

Weighted average common shares outstanding used in computing net income per common share:
Basic	22,561,883	22,945,906	22,852,205	21,726,090
Diluted	23,102,072	23,835,924	23,596,162	22,790,896

Rubicon Technology, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
Cash flows from operating activities
Net income	$861	$15,352	$38,059	$29,111

Adjustments to reconcile net income to net cash (used in) provided by operating activities
Depreciation and amortization	2,882	1,827	9,724	6,066
Other	(114)	586	2,543	2,478
Deferred tax assets	(1,129)	—	13,447	—
Excess tax benefits from stock-based compensation	2,897	—	(1,404)	—
Changes in operating assets and liabilities
Accounts receivable, net	(3,359)	(6,103)	(13,968)	(13,709)
Inventories	(6,122)	(2,643)	(11,948)	(4,464)
Other assets	(5,931)	(2,052)	(13,922)	(6,194)
Accounts payable	6,069	4,629	3,683	7,129
Accrued expenses and other current liabilities	(2,240)	1,710	(1,602)	3,642

Net cash (used in) provided by operating activities	(6,186)	13,306	24,612	24,059

Cash flows from investing activities
Purchases of property and equipment, net of proceeds from disposals of assets	(7,572)	(14,432)	(48,228)	(49,286)
Purchases of investments, net of proceeds from sales of investments	3,224	4,985	15,561	(25,416)

Net cash (used in) investing activities	(4,348)	(9,447)	(32,667)	(74,702)

Cash flows from financing activities
Purchase of treasury stock	(1,005)	—	(6,487)	—
Proceeds from issuance of common stock, net of issuance costs		(3)	—	61,720
Excess tax benefits from stock-based compensation	(2,897)		1,404
Other financing activities	326	262	1,086	1,115

Net cash (used in) provided by financing activities	(3,576)	259	(3,997)	62,835

Effect of foreign exchange rate changes on Cash and cash equivalents	43	(7)	269	21

Net (decrease) increase in cash and cash equivalents	(14,067)	4,111	(11,783)	12,213
Cash and cash equivalents, beginning of period	18,357	11,962	16,073	3,860

Cash and cash equivalents, end of period	$4,290	$16,073	$4,290	$16,073

CONTACT:

Dee Johnson

Vice President, Investor Relations

847-457-3426